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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2002

Motorola, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-7221
(Commission File Number)

36-1115800
(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois 60196
(Address of principal executive offices)

Registrant's telephone number, including area code: (847) 576-5000

Not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events

        In a press release issued on June 27, 2002, Motorola announced that it was taking additional actions that would substantially complete its general overall restructuring program, including the next major element of its new "asset-light" semiconductor business model. Motorola also said that, in accordance with its long-standing and continuing compliance with Generally Accepted Accounting Principles (GAAP), it plans to revalue certain long-term financing receivables and investments in order to reflect their current market valuations in accordance with GAAP.

        The aggregate impact of all of these actions is expected to result in a pre-tax charge of about $3.5 billion, of which less than 20 percent is expected to be cash-related. Motorola plans to record more than 90 percent of these charges in the second quarter of 2002 and expects to record the remaining charges in the third and fourth quarters of 2002 as appropriate under GAAP. Motorola estimates that a pre-tax charge of $3.5 billion would lower annual GAAP-reported earnings by approximately $1.10 cents per share.

        As part of this phase of its restructuring, Motorola plans to reduce its workforce by approximately an additional 7,000 positions worldwide. These reductions will impact all business segments and corporate headquarters operations, and will lower manufacturing, research and development, and sales, general and administrative expenses. Also, as a result of a recently announced semiconductor outsourcing agreement, certain Motorola-owned semiconductor manufacturing facilities will be written down to their fair market value. Pre-tax charges associated with these restructuring actions comprise approximately $1.9 billion of the expected $3.5 billion charge.

        Motorola also expects to record charges related to lower market valuations of its investments and other assets. These charges comprise approximately $1.1 billion of the expected $3.5 billion charge.

        Finally, Motorola will also write off $530 million of long-term financing receivables, which represents the remaining portion of a loan to Turkish cellular service operator, Telsim, which remains in default. As required under GAAP, Motorola will continue to assess the value of its investment portfolio and long-term financing receivables in light of current market values.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Dated: June 27, 2002	By:	/s/ ANTHONY KNAPP Anthony Knapp Senior Vice President and Controller

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  Item 5. Other Events
SIGNATURES